NON-COMPETITION, NON-SOLICITATION, AND NON-DISCLOSURE AGREEMENT

THIS NON-COMPETITION, NON-SOLICITATION, AND NON-DISCLOSURE AGREEMENT (“Agreement”) is entered into between Giant Beverage, Inc. (“Giant”), Anthony Iemmiti, and Frank Iemmiti on April 26, 2018 (the “Effective Date”).

WHEREAS, Life on Earth, Inc. (the “Company”) has entered into and closed on a Purchase Agreement with Anthony Iemmiti and Frank Iemmiti as the Sellers in connection with the sale of Giant to the Company for various consideration (the “Purchase Agreement”).

WHEREAS, Anthony Iemmiti and Frank Iemmiti, were the two and sole owners of Giant prior to the Company’s purchase of Giant and have access to: (a) Giant’s trade secrets and other valuable confidential business information; and (ii) substantial relationships with Giant’s existing and prospective customers and clients.

WHEREAS, Giant, Anthony Iemmiti and Frank Iemmiti desire to enter into this Agreement to memorialize the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the terms to the Purchase Agreement and addendums thereto, Iemmiti hereby agrees to the following.

SECTION 1

TERM OF AGREEMENT

This Agreement shall remain in effect for a period of 2 years after the Effective Date.

SECTION 2

AGREEMENT NOT TO COMPETE

Anthony Iemmiti and Frank Iemmiti agree that during the term of this Agreement they shall not become employed, directly or indirectly, or form any business, whether as an independent contractor, consultant, or otherwise, with any similar business to Giant located in New York City, which includes the five New York City boroughs of Manhattan, Brooklyn, Queens, State Island and the Bronx, and Rockland, Westchester, Nassau and Suffolk counties.

SECTION 3

AGREEMENT NOT TO SOLICIT

Anthony Iemmiti and Frank Iemmiti further agree that during the term of this Agreement, they shall not, directly or indirectly, solicit the business of any customer of Giant, regardless of whether they were responsible for generating such customer’s business for Giant. In addition, Anthony Iemmiti and Frank Iemmiti agree that during the term of this Agreement and this provision, they shall not directly or indirectly solicit the employment of any Giant employee.

SECTION 4

AGREEMENT NOT TO DISCLOSE

During and after the term of this Agreement, Anthony Iemmiti and Frank Iemmiti shall use their best efforts and utmost diligence to guard and protect all of the Giant’s trade secrets and any other confidential business information and shall not, either during or after the term of this Agreement, for any reason, use in any capacity, or divulge or disclose in any manner, to any person or entity, the identity of Giant’s customers, methods of operation, marketing or promotional methods, processes, techniques, systems, formulas, programs, trade secrets, or other confidential information relating to Giant’s business. Upon termination of Iemmiti’s position as General Manager, for any reason, Frank Iemmiti shall immediately return and deliver to Giant, all records and papers and all materials which bear trade secrets or other confidential business information.

SECTION 5

REPRESENTATIONS AND ACKNOWLEDGMENTS OF ANTHONY IEMMITI AND FRANK IEMMITI

Anthony Iemmiti and Frank Iemmiti hereby agree that the duration of the anti-competitive covenants set forth in Section 2 of this Agreement are reasonable, and that their geographic scope is not unduly restrictive. Furthermore, Iemmiti acknowledges that Giant has a legitimate business interest in enforcing Section 2, 3 and 4 of this Agreement, because of Iemmiti’s access to valuable and confidential information about Giant, as well as confidential information about Giant’s existing and prospective customers.

SECTION 6

ENFORCEMENT

Anthony Iemmiti and Frank Iemmiti acknowledge and agree that money damages cannot fully compensate Giant in the event of Iemmiti’s violation of the provisions of this Agreement, Thus, in the event of a breach of any of the provisions of this Agreement, Anthony Iemmiti and Frank Iemmiti agree that Giant, upon application to a court of competent jurisdiction, shall be entitled to an injunction restraining Iemmiti from any further breach of the terms or provisions of this Agreement and in such case Iemmiti’s sole remedy, in the event of the wrongful entry of such injunction, shall be the dissolution of such injunction. Iemmiti hereby waives any and all claims for damages by reason of the wrongful issuance of any such injunction.

SECTION 7

MODIFICATION AND WAIVER

This Agreement may not be modified or amended except as agreed to in writing by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future, or as to any act other than that specifically waived.

SECTION 8

ATTORNEYS’ FEES

In the event of any proceeding occurring out of or involving this Agreement, the prevailing party shall be entitled to the recovery of reasonable attorneys’ fees, expenses, and costs, including fees and costs to enforce an award.

SECTION 9

SEVERABILITY

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in foil force and effect.

SECTION 10

HEADINGS FOR REFERENCE ONLY

The headings of the Sections herein are included solely for convenience of reference and shall not control the meaning or the interpretation of any of the provisions of this Agreement.

SECTION 11

APPLICABLE LAW

This Agreement shall be governed in all respects and be interpreted by and under the laws of the State of New York, and venue for any action hereunder shall lie in New York City, New York.

SECTION 12

NO CONTRACT OF EMPLOYMENT

This Agreement shall not, under any circumstances, be deemed to constitute an employment contract between Giant and Frank Iemmiti. Nothing contained in this Agreement shall be deemed to give Frank Iemmiti the right to be retained in the service of Giant, or to interfere with the right of Giant to discharge Frank Iemmiti at any time.

IN WITNESS WHEREOF, Giant and Iemmiti have duly executed this Agreement this 26th day of April 2018.

/s/ Anthony Iemmiti
Anthony Iemmiti

/s/ Frank Iemmiti
Frank Iemmiti

THE GIANT BEVERAGE CO, INC.

/s/ Fernando Oswaldo Leonzo
Fernando Oswaldo Leonzo
Chief Executive Officer